March 30, 2020

Prat Bhatt
SVP, Chief Accounting Officer
Cisco Systems, Inc.
170 West Tasman Drive
San Jose, California 95134-1706

       Re: Cisco Systems, Inc.
           Form 10-K for the Fiscal Year Ended July 27, 2019
           Filed on September 5, 2019
           Form 8-K filed February 12, 2020
           File No. 000-18225

Dear Mr. Bhatt:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology